Exhibit 10.1

ACQUISITION CREDIT AGREEMENT dated as of JANUARY 15, 2014 among HINES REIT PROPERTIES, L.P., The Lenders Party Hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent

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TABLE OF CONTENTS
Page

ARTICLE I Definitions	1
SECTION 1.01 Defined Terms    1
SECTION 1.02 Classification of Loans and Borrowings    16
SECTION 1.03 Terms Generally    16
SECTION 1.04 Accounting Terms; GAAP    17

ARTICLE II The Credits	17
SECTION 2.01 Commitments    17
SECTION 2.02 Loans and Borrowings    17
SECTION 2.03 Intentionally Omitted    18
SECTION 2.04 Intentionally Omitted    18
SECTION 2.05 Intentionally Omitted    18
SECTION 2.06 Intentionally Omitted    18
SECTION 2.07 Intentionally Omitted    18
SECTION 2.08 Interest Elections    18
SECTION 2.09 Termination of Commitments    19
SECTION 2.10 Repayment of Loans; Evidence of Debt    19
SECTION 2.11 Prepayment of Loans    19
SECTION 2.12 Fees    20
SECTION 2.13 Interest    20
SECTION 2.14 Alternate Rate of Interest    21
SECTION 2.15 Increased Costs    21
SECTION 2.16 Break Funding Payments    22
SECTION 2.17 Taxes    23
SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs    26
SECTION 2.19 Mitigation Obligations; Replacement of Lenders    27
SECTION 2.20 Defaulting Lenders..    28
SECTION 2.21 Extension    28

ARTICLE III Representations and Warranties	29
SECTION 3.01 Organization; Powers    29
SECTION 3.02 Authorization; Enforceability    29
SECTION 3.03 Governmental Approvals; No Conflicts    29
SECTION 3.04 Financial Condition; No Material Adverse Change    30
SECTION 3.05 Properties    30
SECTION 3.06 Litigation and Environmental Matters    30
SECTION 3.07 Compliance with Laws and Agreements    31
SECTION 3.08 Investment Company Status    32
SECTION 3.09 Taxes    32
SECTION 3.10 ERISA    32
SECTION 3.11 Disclosure    32
SECTION 3.12 Insurance    32
SECTION 3.13 Subsidiaries    33
SECTION 3.14 Solvent    33
SECTION 3.15 Sanctions Laws and Regulations    33

ARTICLE IV Conditions	33
SECTION 4.01 Effective Date    33

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ARTICLE V Affirmative Covenants	33
SECTION 5.01 Financial Statements; Ratings Change and Other Information    34
SECTION 5.02 Notices of Material Events    34
SECTION 5.03 Existence; Conduct of Business    35
SECTION 5.04 Payment of Obligations    35
SECTION 5.05 Maintenance of Properties; Insurance    35
SECTION 5.06 Books and Records; Inspection Rights    35
SECTION 5.07 Compliance with Laws    35
SECTION 5.08 Use of Proceeds    36
SECTION 5.09 Accuracy Of Information    36
SECTION 5.10 Financial Tests    36
SECTION 5.11 Unencumbered Pool    36
SECTION 5.12 Intentionally Omitted    37
SECTION 5.13 Environmental Matters    37

ARTICLE VI Negative Covenants	38
SECTION 6.01 Indebtedness    38
SECTION 6.02 Liens    38
SECTION 6.03 Fundamental Changes    39
SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions    40
SECTION 6.05 Hedging Agreements    40
SECTION 6.06 Restricted Payments    41
SECTION 6.07 Transactions with Affiliates    41
SECTION 6.08 Restrictive Agreements    41
SECTION 6.09 Lender Ownership    41
SECTION 6.10 Government Regulations    41
SECTION 6.11 Sanctions Laws and Regulations    42

ARTICLE VII Events of Default	42
SECTION 7.01 Events of Default    42

ARTICLE VIII The Administrative Agent	44
SECTION 8.01 General    44

ARTICLE IX Miscellaneous	46
SECTION 9.01 Notices    46
SECTION 9.02 Waivers; Amendments    47
SECTION 9.03 Expenses; Indemnity; Damage Waiver    48
SECTION 9.04 Successors and Assigns    49
SECTION 9.05 Survival    52
SECTION 9.06 Counterparts; Integration; Effectiveness    52
SECTION 9.07 Severability    52
SECTION 9.08 Right of Setoff    52
SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process    53
SECTION 9.10 WAIVER OF JURY TRIAL    53
SECTION 9.11 Headings    53
SECTION 9.12 Confidentiality    54
SECTION 9.13 Interest Rate Limitation    54
SECTION 9.14 USA PATRIOT Act    55

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SCHEDULES:

Schedule 2.01 -- Commitments
Schedule 3.06 -- Disclosed Matters
Schedule 3.13 -- List of Subsidiaries
Schedule 5.11 -- Unencumbered Pool
Schedule 6.01 -- Existing Indebtedness
Schedule 6.02 -- Existing Liens
Schedule 6.08 -- Existing Restrictions

EXHIBITS:

Exhibit A -- Form of Assignment and Assumption
Exhibit B -- List of Guarantors
Exhibit B-1 -- Form of Guaranty
Exhibit C -- Form of Note
Exhibit D -- Form of Compliance Certificate
Exhibit E-1 -- U.S. Tax Compliance Certificate
Exhibit E-2 -- U.S. Tax Compliance Certificate
Exhibit E-3 -- U.S. Tax Compliance Certificate
Exhibit E-4 -- U.S. Tax Compliance Certificate

ACQUISITION CREDIT AGREEMENT (this “Agreement”) dated as of January 15, 2014, among HINES REIT PROPERTIES, L.P., the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Adjusted Net Operating Income” means, for any income producing Real Property, the Net Operating Income less the Capital Expenditure Reserve for such property.
“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% (without rounding). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Applicable Rate” means, for any day, with respect to any ABR Loan or respect to any Eurodollar Loan, as the case may be, the applicable rate per annum set forth below under the caption “ABR

Spread” or “Eurodollar Spread”, as the case may be, based upon the ratio of Indebtedness to Total Asset Value:

Ratio of Indebtedness to Total Asset Value:	ABR Spread	Eurodollar Spread
Category 1 less than 45%	0.50%	1.50%
Category 2 greater than or equal to 45% and less than 50%	0.60%	1.60%
Category 3 greater than or equal to 50% and less than 55%	0.75%	1.75%
Category 4 greater than or equal to 55%	1.00%	2.00%

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Asset Dispositions” means the disposition whether by sale, lease, transfer, damage, condemnation or otherwise of any of the assets of the Borrower or any Subsidiary other than: (i) the sale of inventory in the ordinary course of business, (ii) the dispositions of unnecessary, obsolete or worn-out equipment, and (iii) the disposition by one Subsidiary of assets to the Borrower or to any other Subsidiary in a transaction permitted by Section 6.03(a).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Hines REIT Properties, L.P., a Delaware limited partnership.
“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Expenditure Reserve” means, on an annual basis (or a pro-rata basis for assets owned less than twelve (12) months on the date of calculation), an amount equal to the sum of (A) the product of (i) the aggregate number of gross square feet of improvements contained in the applicable Real Property owned by the Borrower or any Subsidiary of the REIT, calculated as of the last day of the immediately preceding calendar quarter, multiplied by (ii) $0.15 for Retail Property and Industrial Property, and $0.25 for Office Buildings, plus (B) the sum of $200 per unit for Multifamily Residential Property. Capital Expenditure Reserve shall be calculated on a consolidated basis in accordance with GAAP, and including (without duplication) the Equity Percentage of Capital Expenditure Reserve for the REIT’s Subsidiaries and Unconsolidated Affiliates.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 33% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the REIT; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the REIT by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; (c) the REIT shall no longer be the sole general partner of the Borrower; or (d) the REIT shall no longer own at least seventy percent (70%) of the Equity Interests in the Borrower.
“Change in Law” means the occurrence after the Effective Date (or, with respect to any Lender that becomes a party to this Agreement after the Effective Date, such later date after which such Lender becomes a party to this Agreement) (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in “Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder. The amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $425,000,000.00.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” has the meaning set forth in Section 5.01(b) hereof and a form of which is attached hereto as Exhibit D.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Core Fund” means Hines US Core Office Fund LP, a Delaware limited partnership.
“Credit Party” means the Administrative Agent, or any other Lender.
“Debt Service Coverage Ratio” means the ratio of (a) the REIT’s EBITDA for the immediately preceding four (4) calendar quarters less the Capital Expenditure Reserve for such period; to (b) all of the principal and interest paid on the REIT’s Indebtedness for such period (excluding balloon payments of principal due at the stated maturity of such Indebtedness, and any full or partial loan prepayments prior to the stated maturity thereof).
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Persons” means a person or entity (a) listed in the annex to, or otherwise subject to the provisions of, any Executive Order; (b) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list (the “SDN List”) or is otherwise the subject of any Sanctions Laws and Regulations; (c) in which an entity or person on the SDN List has 50% or greater ownership interest or that is otherwise controlled by an SDN.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Real Property” means Real Property located in one of the fifty states of the United States of America.
“EBITDA” means an amount derived from (a) net income, plus (b) to the extent included in the determination of net income, depreciation, amortization, interest expense and income taxes, in each case, as determined on a consolidated basis in accordance with GAAP, plus or minus (c) to the extent included in the determination of net income, any losses or gains resulting from (i) Real Property sales other than merchant build sales, (ii) write-downs, write-ups, write-offs or other valuation adjustments of assets or liabilities, (iii) adjustments for interest rate swaps, (iv) adjustments for acquisition fees and related costs included as an expense, (v) adjustments for “straight-line rent accounting,” (vi) prepayment of debt, and (vii) non-cash adjustments for currency exchanges, and including (without duplication) the Equity Percentage of EBITDA for the REIT’s Subsidiaries and Unconsolidated Affiliates, and excluding any adjustments for “straight-line rent accounting.”
“Effective Date” means the date of this Agreement.
“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Ground Lease” means a lease of Real Property in which the Borrower or a Subsidiary of the Borrower is ground lessee meeting the following requirements: (a) a remaining term (including renewal options exercisable at lessee’s sole option) of at least twenty-five (25) years, and (b) the Administrative Agent has determined that the ground lease is financeable in that it provides or allows (either in the ground lease or in a current valid estoppel letter executed by the landlord) for, without further consent from the landlord, (i) notice and right to cure to lessee’s lender, (ii) a pledge and mortgage of the leasehold interest, and (iii) recognition of a foreclosure of the leasehold interest including no prohibition on entering into a new lease with the lender.
“Eligible Qualified Property” means Qualified Real Property that satisfies all of the following requirements: (a) such property must be wholly owned (if held within a Subsidiary of the Borrower, such Subsidiary shall be prohibited from incurring recourse indebtedness); (b) such property must be free from any material structural, title or environmental issues; (c) such property must be Domestic Real Property; and (d) such property must be controlled by the Borrower.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary of the Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“Equity Percentage” means the aggregate ownership percentage of the REIT and its Subsidiaries in each Subsidiary or Unconsolidated Affiliate, which shall be calculated as follows: (a) for inclusion in Indebtedness, the REIT’s nominal capital ownership interest in the Subsidiary or the Unconsolidated Affiliate as set forth in the Subsidiary’s or the Unconsolidated Affiliate’s organizational documents, and (b) for all other purposes, the greater of (i) the REIT’s nominal capital ownership interest in the Subsidiary or the Unconsolidated Affiliate as set forth in the Subsidiary’s or the Unconsolidated Affiliate’s organizational documents, and (ii) the REIT’s economic ownership interest in the Subsidiary or the Unconsolidated Affiliate, reflecting the REIT’s share of income and expenses of the Subsidiary or the Unconsolidated Affiliate.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 303 of ERISA and Section 430 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan by the PBGC (for which the reporting requirements have not been waived); (b) the failure of a Plan to meet the minimum funding standards under Section 430 of the Code or Section 302(c) of ERISA (determined without regard to any waiver of funding provisions therein); (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the institution of proceedings to terminate any Plan or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan (as a substantial employer pursuant to Section 4063 of ERISA) or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Party is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Loan Party or the grant by such Loan Party of a security interest becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Party or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), gains, franchise or similar Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment or otherwise under a Loan Document pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f), (d) any U.S. Federal withholding Taxes imposed under FATCA, and (e) any U.S. Federal withholding Taxes imposed on amounts payable to or for the account of an Administrative Agent pursuant to a law in effect on the date on which such Administrative Agent becomes a party to this Agreement.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version of such provisions that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it.
“Financial Officer” means the chief financial officer, chief operating officer, principal accounting officer, treasurer or controller of the Borrower.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Grocery Centers” means the grocery-anchored retail centers marked with an asterisk on Schedule 5.11 attached hereto.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantor” means, collectively, Hines Real Estate Investment Trust, Inc., a Maryland corporation, the Persons listed on Exhibit B attached hereto (who may be released from their Guaranty in accordance with this Agreement), and any other Person who from time to time has executed a Guaranty as required by the terms of this Agreement.
“Guaranty” means a guaranty in the form of Exhibit B-1 attached hereto, and collectively all of such Guaranties.
“Hazardous Materials” means all wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials,

polychlorinated biphenyls and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“HSH Assets” means the nine assets encumbered with mortgage debt under the facility dated August 1, 2006, as amended, with HSH Nordbank AG.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others based on the amount guaranteed by such Person, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) payments received in consideration of sale of an ownership interest in the Borrower when the interest so sold is determined, and the date of delivery is, more than one (1) month after receipt of such payment and only to the extent that the obligation to deliver such interest is not payable solely in such interest of such Person, and (l) all obligations, contingent or otherwise, of such Person with respect to any Hedging Agreements that are not secured by Real Property. For purposes of determining Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Each of the components of Indebtedness shall be calculated on a consolidated basis in accordance with GAAP, as applicable, and including (without duplication) the Equity Percentage of Indebtedness for the REIT’s Subsidiaries and Unconsolidated Affiliates. The Indebtedness secured by the HSH Assets owed to HSH Nordbank AG for the purposes of the financial covenants shall be calculated net of any cash collateral or letters of credit securing or supporting such Indebtedness.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Industrial Property” means Real Property that is used primarily for service center/light industrial/bulk warehouse (not heavy manufacturing) purposes.
“Ineligible Institution” has the meaning assigned to it in Section 9.04(b).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.
“Interest Expense” means all of a Person’s paid, accrued or capitalized interest expense (excluding from capitalized interest expense funds available to be drawn for interest expense on a construction loan, either from the loan or an established reserve account) on such Person’s Indebtedness (whether direct, indirect or contingent, and including, without limitation, interest on all convertible debt but not non-cash interest expense on convertible debt), and including (without duplication) the Equity Percentage of Interest Expense for the REIT’s Subsidiaries and Unconsolidated Affiliates.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each calendar month, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period.
“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“IRS” means the United States Internal Revenue Service.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, the London interbank offered rate as administered by the British Bankers Association (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen (or on any successor or substitute page on such screen, or on the appropriate page of such other information service that publishes such rate from time to time in place of Reuters; in each case as the “Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided, that, if the Screen Rate shall not be available for such Interest Period then, such Loan shall accrue interest at the Alternate Base Rate plus the Applicable Rate and be made as an ABR Loan.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c)

in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement, the Notes, the Guaranty and all other instruments, agreements and written obligations executed and delivered by any of the Loan Parties in connection with the transactions contemplated hereby.
“Loan Party” means the Borrower and each Guarantor.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the REIT and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement.
“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding (a) $25,000,000.00 for Recourse Debt, and (b) $60,000,000.00 for all other such Indebtedness.
“Maturity Date” means May 15, 2014, as the same may be extended in accordance with Section 2.21 hereof.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Multifamily Residential Property” means Real Property that is used primarily for multifamily residential apartments, which may include ancillary uses such as retail uses.
“Net Operating Income” means, for any income producing operating Real Property, the difference between (a) any rental revenues (other than those paid or payable other than in cash), proceeds and other income received from such property, including all pass-through reimbursables (to the extent the expense being reimbursed is included as an expense in clause (b) below), early lease termination or other penalties to the extent they replace revenue which would have been earned during the same period, proceeds from rental interruption insurance, and percentage rent (but excluding security or other deposits, or other income of a non-recurring nature) during the determination period, less (b) an amount equal to all costs and expenses (excluding interest expense, income taxes and any expenditures that are capitalized in accordance with GAAP) incurred as a result of, or in connection with, or properly allocated to, the operation or leasing of such property during the determination period; provided, however, that the amount for the expenses for the management of a property included in clause (b) above shall be set at the greater of actual expense or two and one-half percent (2.5%) of the amount provided in clause (a) above. Net Operating Income shall be calculated on a consolidated basis in accordance with GAAP, and including (without duplication) the Equity Percentage of Net Operating Income for the REIT’s Subsidiaries and Unconsolidated Affiliates.
“Net Worth” means Total Asset Value less Indebtedness of the REIT.
“Note” means a promissory note in the form attached hereto as Exhibit C payable to a Lender evidencing certain of the obligations of the Borrower to such Lender and executed by the Borrower, as the same may be amended, supplemented, modified or restated from time to time; “Notes” means, collectively, all of such Notes outstanding at any given time.
“Office Buildings” means Real Property that is used primarily for general office space, which may include ancillary uses such as retail and restaurant uses.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or Affiliate thereof) and the jurisdiction imposing such Taxes (other than a connection arising solely from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).
“Other Taxes” means any present or future stamp, court, documentary intangible, recording, filing or similar other excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).
“Participant” has the meaning assigned to such term in Section 9.04.
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Section 7.01; and
(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary of the Borrower;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Investments” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)    investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)    fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e)    money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 430 of the Code or Section 303 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Project” means the Howard Hughes Center office complex in Los Angeles, California.
“Qualified ECP Loan Party” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Real Property” means Real Property that (a) is not subject to a Lien in any manner, other than Permitted Encumbrances, and (b) is not subject to or affected by any limiting agreement as described in Section 6.08 of this Agreement.
“Real Property” means, collectively, all interest in any land and improvements located thereon (including Eligible Ground Leases and direct financing leases of land and improvements owned by a Person), together with all equipment, furniture, materials, supplies and personal property now or hereafter located at or used in connection with the land and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by any Person.
“Recipient” means, as applicable, (a) the Administrative Agent and (b) any Lender.
“Recourse Debt” means Indebtedness of the REIT and any of its Subsidiaries for which the obligor (including as a guarantor) has personal liability in addition to the value of the collateral.
“Register” has the meaning assigned to such term in Section 9.04.
“REIT” means Hines Real Estate Investment Trust, Inc., a Maryland corporation.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the indoor or outdoor environment or into or out of any property.
“Required Lenders” means, at any time, Lenders having unpaid Loans representing more than 66 ⅔% of the sum of the total unpaid Loans at such time; provided that, for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent, any Lender that is the Borrower, or any Affiliate of the Borrower shall be disregarded.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.
“Retail Property” means Real Property that is used primarily as a retail shopping center, which may include ancillary uses such as office, medical and restaurant uses.
“S&P” means Standard & Poor’s.
“Sanctions Laws and Regulations” means (a) any sanctions, prohibitions or requirements imposed by any executive order (an “Executive Order”) or by any sanctions program administered by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”), and (b) any sanctions measures imposed by the United Nations Security Council, European Union or the United Kingdom.
“Secured Debt” means the Indebtedness of the REIT and any of its Subsidiaries secured by a Lien.

“Secured Recourse Debt” means Secured Debt that is Recourse Debt.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with full consolidation method GAAP as of such date.
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Total Asset Value” means the sum of (without duplication) (a) the aggregate Value of all of the REIT’s, the Borrower’s and any of the REIT’s Subsidiaries’ Real Property; plus (b) the amount of any cash and cash equivalents, excluding tenant security and other restricted deposits (other than as allowed by clause (e) of this definition) of the REIT; plus (c) investments in the REIT’s Unconsolidated Affiliates that are engaged primarily in the business of investment in and operation of Real Property, valued at an amount equal to the Value of each Unconsolidated Affiliate’s Real Property multiplied by the Equity Percentage for that Unconsolidated Affiliate; plus (d) loans, advances and extensions of credit that are made by the REIT or any of its Subsidiaries or Unconsolidated Affiliates that are not then in default (calculated on the book value of the investment in accordance with GAAP, multiplied in the case of Unconsolidated Affiliates by the Equity Percentage for that Unconsolidated Affiliate); plus (e) earnest money deposits for potential Real Property acquisitions where the potential beneficiary of the deposit is not claiming that the underlying purchase agreement is in default, not to exceed five percent (5.0%) of Total Asset Value before giving effect to such deposits. The components of Total Asset Value shall be calculated on a consolidated basis in accordance with GAAP, as applicable.
“Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans and the use of the proceeds thereof.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“Unconsolidated Affiliate” means, with respect to any Person (the “parent”), at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would not be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with full consolidation method GAAP as of such date.
“Unencumbered Interest Coverage Ratio” means the ratio of (a) the Adjusted Net Operating Income for the Unencumbered Pool for the immediately preceding four (4) calendar quarters, to (b) the greater of (i) the REIT’s Interest Expense on all of the Unsecured Debt for the immediately preceding four (4) calendar quarters or (ii) an amount equal to the Unsecured Debt on the determination date multiplied by five and three-fourths percent (5.75%) per annum. If the applicable Real Property has not been owned for all of the twelve (12) preceding months, then the calculation of the ratio for clause (ii) shall use the annualized Adjusted Net Operating Income for that property based on the period of ownership.
“Unencumbered Pool” has the meaning assigned to such term in Section 5.11.
“Unencumbered Value Ratio” means the ratio (expressed as a percentage) of (a) the Unsecured Debt to (b) the sum of (without duplication) the aggregate Value of all of the Unencumbered Pool.
“Unsecured Debt” means Indebtedness of the REIT and its Subsidiaries which is not Secured Debt, including the Loans.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“Value” means, for all Real Property owned by the REIT or a Subsidiary of the REIT, the sum of the “as is” appraised value based on appraisals prepared by appraisal firms satisfactory to the Administrative Agent using methodology satisfactory to the Administrative Agent that are prepared within the last twelve (12) months; provided, however, that if the Real Property has been acquired within the twelve (12) month period preceding the determination date, and Borrower does not have a satisfactory appraisal then the gross purchase price will be the “Value”.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a “complete withdrawal” or “partial withdrawal” from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Loan Party and the Administrative Agent.
SECTION 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”).
SECTION 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary of the REIT at “fair value”, as defined therein.
ARTICLE II
The Credits
SECTION 2.01    Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans to the Borrower on the Effective Date in the amount of its Commitment. The Borrower may not prepay and reborrow Loans.
SECTION 2.02    Loans and Borrowings.
(a)    Each Loan shall be made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.
(b)    Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000.00 and not less than $5,000,000.00. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000.00 and not less than $5,000,000.00; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unpaid balance of the Loans. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of three (3) Eurodollar Borrowings outstanding.

(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03    Intentionally Omitted.
SECTION 2.04    Intentionally Omitted.
SECTION 2.05    Intentionally Omitted.
SECTION 2.06    Intentionally Omitted.
SECTION 2.07    Intentionally Omitted.
SECTION 2.08    Interest Elections.
(a)    After the initial Borrowing, the Borrower may elect to convert such Borrowings to a different Type or to continue such Borrowings and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by electronic communication (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed election or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of the proposed election. Each such Interest Election Request shall be irrevocable and shall be confirmed promptly by electronic communication to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
(c)    Each electronic communication and written Interest Election Request shall specify the following information:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.09    Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date.
SECTION 2.10    Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date. The Loans shall be evidenced by the Notes.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
SECTION 2.11    Prepayment of Loans.
(a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
(b)    The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business

Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
(c)    Within ten (10) days after the Borrower or any of its Subsidiaries receives (i) the proceeds of any Asset Dispositions or (ii) proceeds of any Secured Debt financing, the Borrower will prepay, or cause such Subsidiary to prepay, the principal of the Note by the amount of such proceeds or financing proceeds, as applicable (less the amount of any debt paid off as a condition of the Asset Dispositions, less any customary reserves for unpaid costs, such as operating costs and tenant improvements, and less reasonable and customary closing costs paid to Persons not Affiliates of the Borrower, including investment banking fees, underwriting discounts, commissions and other normal and customary out-of-pocket expenses paid to Persons not Affiliates of the Borrower).
SECTION 2.12    Fees.
(a)    The Borrower agrees to pay to the Administrative Agent for the account of, and to be allocated among, the Lenders a fee of $850,000.00 on the Effective Date.
(b)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Lenders. Fees paid shall not be refundable under any circumstances.
(c)    In the event that the Maturity Date is extended in accordance with the terms of Section 2.21, the Borrower agrees to pay to the Administrative Agent for the account of each Lender an extension fee equal to 0.05% of the aggregate Commitments on the first effective day of each extension, due on the first effective day of each extension.
SECTION 2.13    Interest.
(a)    The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, two percent (2%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, two percent (2%) plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, upon termination of the Commitments, and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.14    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a)    The Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
(b)    The Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
SECTION 2.15    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate;
(ii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and the basis for such compensation shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17    Taxes.
(a)    Payments Free of Taxes. Any and all payments to a Recipient by or on account of any obligation of a Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section 2.17(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.
(b)    Payment of Other Taxes. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)    Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this paragraph (d)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for calculation of such Indemnified Tax and the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)    Status of Lenders.
(i)    Any Lender (which for purposes of this paragraph (f) shall include any Administrative Agent) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed and executed originals of IRS Form W‑9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly completed and executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, duly completed and executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    duly completed and executed originals of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is neither a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed and executed originals of IRS Form W-8BEN; or;
(4)    to the extent a Foreign Lender is not the beneficial owner, duly completed and executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to or expansion of FATCA made after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received (or is eligible to receive) a refund, credit, offset or other reimbursement for or with respect to of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party, within thirty (30) days after such determination, an amount equal to such refund, credit, offset or other reimbursement (but only to the extent of indemnity payments made and additional amounts paid under this Section 2.17 with respect to the Taxes giving rise to such refund, credit, offset or other reimbursement), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund credit, offset or other reimbursement). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund, credit, offset or other reimbursement to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund, credit, offset or other reimbursement had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 2.18    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set‑off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in the same currency in which the Loan was originally denominated.
(b)    If any Lender shall, by exercising any right of set‑off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(c)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(d)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.18(c) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
(e)    Notwithstanding the foregoing, amounts received from any Loan Party that is not a Qualified ECP Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.
SECTION 2.19    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.15, or if a Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender requests compensation under Section 2.15, or if a Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 2.20    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, so long as such Lender is a Defaulting Lender, the Commitment of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this Section shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby.
SECTION 2.21    Extension.
(a)    Subject to the provisions of this Section, the Borrower may extend the Maturity Date two (2) times for thirty (30) days each time by giving written request therefor (“Extension Request”) to the Administrative Agent of the Borrower’s desire to extend such term, at least ten (10) days prior to the then effective Maturity Date.
(b)    If the Maturity Date is extended, all of the other terms and conditions of this Agreement and the other Loan Documents (including interest payment dates) shall remain in full force and effect and unmodified, except as expressly provided for herein. The extension of the Maturity Date is subject to the satisfaction of each of the following additional conditions for each extension:
(iii)    the representations and warranties of each Loan Party set forth in this Agreement or any other Loan Document to which such Loan Party is a signatory shall be true and correct in all material respects on the date that the Extension Request is given to the Administrative Agent and on the first day of the extension (except to the extent such representations and warranties relate to a specified date);
(iv)    no Default or Event of Default has occurred and is continuing on the date on which the Borrower gives the Administrative Agent the Extension Request or on the first day of the extension;
(v)    the Borrower and the REIT shall be in compliance with all of the financial covenants set forth in Article V hereof both on the date on which the Extension Request is given to the Administrative Agent and on the first day of the extension;
(vi)    the Borrower shall have paid to the Administrative Agent all amounts then due and payable to any of the Lenders and the Administrative Agent under the Loan Documents (other than principal and interest to be included in the amounts extended), including the extension fee described in Section 2.12(c) hereof;

(vii)    the Borrower shall pay for any and all reasonable out-of-pocket costs and expenses, including, reasonable attorneys’ fees and disbursements, incurred by the Administrative Agent in connection with or arising out of the extension of the Maturity Date;
(viii)    no change in the business, assets, management, operations or financial condition of any Loan Party shall have occurred since the most recent funding of any Loan, which change, in the judgment of the Administrative Agent, will have or is reasonably likely to have a Material Adverse Effect;
(ix)    the Borrower shall execute and deliver to the Administrative Agent such other documents, financial statements, instruments, certificates, opinions of counsel, reports or amendments to the Loan Documents as the Administrative Agent shall reasonably request regarding the Loan Parties as shall be necessary to effect such extension; and
(x)    a written agreement evidencing the extension is signed by the Administrative Agent, the Lenders, the Loan Parties and any other Person to be charged with compliance therewith, which agreement such parties agree to execute if the extension conditions set forth above have been satisfied.
ARTICLE III
Representations and Warranties
The Borrower represents and warrants to the Lenders that:
SECTION 3.01    Organization; Powers. Each of the Loan Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02    Authorization; Enforceability. The Transactions are within the organizational powers of each Loan Party and have been duly authorized by all necessary organizational action. This Agreement and the Loan Documents have been duly executed and delivered by each Loan Party that is a party thereto and constitutes a legal, valid and binding obligation of each applicable Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party.

SECTION 3.04    Financial Condition; No Material Adverse Change.
(a)    The Borrower has heretofore furnished to the Lenders the REIT’s unaudited consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal quarter ended September 30, 2013. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the REIT and its consolidated Subsidiaries as of such date and for such period in accordance with GAAP.
(b)    Since September 30, 2013, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the REIT and its Subsidiaries, taken as a whole.
SECTION 3.05    Properties.
(a)    Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b)    Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06    Litigation and Environmental Matters.
(a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.
(b)    Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
(i)    to the knowledge of the Loan Parties, all Real Property leased or owned by the Borrower or any of its Subsidiaries is free from contamination by any Hazardous Material in violation of Environmental Law, except to the extent such contamination could not reasonably be expected to cause a Material Adverse Effect;
(ii)    to the knowledge of the Loan Parties, the operations of the Borrower and its Subsidiaries, and the operations at the Real Property leased or owned by the Borrower or any of its Subsidiaries are in compliance with all applicable Environmental Laws, except to the extent such noncompliance could not reasonably be expected to cause a Material Adverse Effect;
(iii)    neither the Borrower nor any of its Subsidiaries have known liabilities with respect to Hazardous Materials and, to the knowledge of each Loan Party, no facts or circumstances exist which could reasonably be expected to give rise to liabilities with respect to Hazardous

Materials, in either case, except to the extent such liabilities could not reasonably be expected to have a Material Adverse Effect;
(iv)    neither the Real Property currently leased or owned by the Borrower nor any of its Subsidiaries, nor, to the knowledge of any Loan Party, (x) any predecessor of any Loan Party, nor (y) any of Loan Parties’ Real Property owned or leased in the past, nor (z) any owner of Real Property leased or operated by the Borrower or any of its Subsidiaries, are subject to any outstanding written order or contract, with any Governmental Authority or other Person, or to any federal, state, local, foreign or territorial investigation of which a Loan Party has been given notice respecting (A) Environmental Laws, (B) remedial action required by Environmental Laws or Governmental Authorities, or (C) the Release or threatened Release of any Hazardous Material in violation of Environmental Law, in each case, except to the extent such written order, contract or investigation could not reasonably be expected to have a Material Adverse Effect;
(v)    none of the Loan Parties are subject to any pending legal proceeding alleging the violation of any Environmental Law nor, to the knowledge of each Loan Party, are any such proceedings threatened in writing, in either case, except to the extent any such proceedings could not reasonably be expected to have a Material Adverse Effect;
(vi)    neither the Borrower nor any of its Subsidiaries nor, to the knowledge of each Loan Party, any predecessor of any Loan Party, nor to the knowledge of each Loan Party, any owner of Real Property leased by the Borrower or any of its Subsidiaries, have filed any notice under federal, state or local, territorial or foreign law indicating past or present treatment, storage, or disposal of or reporting a Release of Hazardous Material into the environment, in each case, except to the extent such Release of Hazardous Material could not reasonably be expected to have a Material Adverse Effect;
(vii)    none of the operations of the Borrower or any of its Subsidiaries or, to the knowledge of each Loan Party, of any owner of premises currently leased by the Borrower or any of its Subsidiaries or of any tenant of premises currently leased from the Borrower or any of its Subsidiaries, involve or previously involved the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Part 261.3 (in effect as of the date of this Agreement) or any state, local, territorial or foreign equivalent, in violation of Environmental Laws, except to the extent the same could not readily be expected to have a Material Adverse Effect; and
(viii)    to the knowledge of the Loan Parties, there is not now, nor has there been in the past (except, in all cases, to the extent the existence thereof could not reasonably be expected to have a Material Adverse Effect), on, in or under any Real Property leased or owned by the Borrower or any of its Subsidiaries, or any of their predecessors (A) any underground storage tanks or surface tanks, dikes or impoundments (other than for surface water); (B) any friable asbestos-containing materials; (C) any polychlorinated biphenyls; or (D) any radioactive substances other than naturally occurring radioactive material.
(c)    Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
SECTION 3.07    Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing. No part of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
SECTION 3.08    Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09    Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all benefit liabilities under each Plan, in each case determined as of the end of such Plan’s most recently ended Plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report), did not exceed the aggregate current value of the assets of such Plan that are available to such benefit liabilities by an amount that would reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of each Plan’s most recent ended Plan year, over the value of the assets of all such underfunded Plans would not reasonably be expected to have a Material Adverse Effect. The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meanings specified in Section 3 of ERISA.
SECTION 3.11    Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it, any other Loan Party, or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
SECTION 3.12    Insurance. The Borrower has provided to the Administrative Agent an insurance schedule which accurately sets forth, in all material respects, as of the Effective Date all insurance policies and programs currently in effect with respect to the assets and business of the Borrower and its Subsidiaries, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof and (v) the expiration date thereof. Such insurance policies and programs (or such other similar policies as are permitted pursuant to Section 5.05) are currently in full force and effect, and, together with payment by the insured of scheduled deductible payments, are in amounts sufficient to cover the replacement value of the respective assets of the Borrower and its Subsidiaries.
SECTION 3.13    Subsidiaries. As of the Effective Date, the REIT has only the Subsidiaries listed on Schedule 3.13 attached hereto.
SECTION 3.14    Solvent. Borrower is now solvent, and no bankruptcy or insolvency proceedings are pending or contemplated by or--to the best of Borrower’s knowledge--threatened in writing against Borrower. Borrower’s liabilities and obligations under the Loan Documents do not and will not render Borrower insolvent, cause Borrower’s liabilities to exceed Borrower’s assets or leave Borrower with too little capital to properly conduct all of its business as now conducted.
SECTION 3.15    Sanctions Laws and Regulations. None of the Borrower, or any of its directors, officers, brokers or other agents acting or benefiting in any capacity in connection with this Agreement or any other capital raising transaction involving any Lender, or any of its Affiliates is a Designated Person.
ARTICLE IV
Conditions
SECTION 4.01    Effective Date. The obligations of the Lenders to make Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    The Administrative Agent (or its counsel) shall have received the original from each Loan Party of either (i) a counterpart of this Agreement and each other Loan Document to which it is a party signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic or telecopy transmission of a signed signature page of each such Loan Document other than the Notes) that such party has signed a counterpart of each such Loan Document.
(b)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date), from counsel for the Loan Parties, covering such matters relating to the Loan Parties, the Loan Documents and the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
(c)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
(d)    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out‑of‑pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(e)    The Administrative Agent shall have received a pro-forma calculation of the financial covenants in Sections 5.10 and 6.04 hereof, dated the Effective Date signed by a Financial Officer of the Borrower, in form and substance satisfactory to the Administrative Agent.

ARTICLE V
Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:
SECTION 5.01    Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
(a)    within ninety (90) days after the end of each fiscal year of the REIT, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception arising out of the scope of the audit, or without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the REIT and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)    within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the REIT, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the REIT and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)    concurrently with any delivery of financial statements under clause (a) above, (i) a certificate of a Financial Officer of the REIT (the “Compliance Certificate”) in the form of Exhibit D attached hereto, and (ii) financial information for each property in the Unencumbered Pool including an operating statement, a statement of revenues and expenses, occupancy information, a rent roll (including rental rate detail) and information required to calculate Net Operating Income;
(d)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the REIT or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the REIT to its shareholders generally, as the case may be; and
(e)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary of the Borrower, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may reasonably request.
SECTION 5.02    Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(c)    the occurrence of any Default;

(d)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(e)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000.00; and
(f)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower or the REIT setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03    Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or the dissolution of, or sale of all interests in, a Subsidiary of the Borrower that is not then a Guarantor or required to be a Guarantor pursuant to this Agreement.
SECTION 5.04    Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05    Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, for so long as each of such Subsidiaries owns such property, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
SECTION 5.06    Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
SECTION 5.07    Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08    Use of Proceeds. The proceeds of the Loans will be used by the Borrower to purchase the Project.
SECTION 5.09    Accuracy Of Information. The Borrower will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any amendment or modification hereof or waiver hereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect, and the furnishing of such information shall be deemed to be representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 5.09.
SECTION 5.10    Financial Tests. The REIT shall at all times have and maintain, on a consolidated basis in accordance with GAAP, where applicable:
(f)    a maximum ratio of Indebtedness to Total Asset Value of sixty percent (60%);
(g)    a minimum Debt Service Coverage Ratio of 1.50:1.00;
(h)    a minimum Net Worth of $850,000,000;
(i)    a maximum ratio of Secured Debt to Total Asset Value of forty-five percent (45%);
(j)    a maximum ratio of (i) Secured Recourse Debt to (ii) Total Asset Value of ten percent (10%);
(k)    a maximum Unencumbered Value Ratio of sixty percent (60%); and
(l)    a minimum Unencumbered Interest Coverage Ratio of 2.00:1.00. For the purposes of calculating this ratio, the Grocery Centers will be included if they have been added to the Unencumbered Pool in accordance with the provisions hereof within thirty (30) days after the Effective Date.
SECTION 5.11    Unencumbered Pool.
(c)    The Borrower and its Subsidiaries will at all times own a pool (the “Unencumbered Pool”) of assets consisting of at least eight (8) Eligible Qualified Properties with an aggregate Value of at least $500,000,000 (the “Minimum Required Value”). The Eligible Qualified Properties in the Unencumbered Pool must be completed income producing Retail Property, Industrial Property, Office Buildings or Multifamily Residential Property.
(d)    As of the Effective Date, the real property assets included in the Unencumbered Pool are listed on Schedule 5.11 attached hereto. The Grocery Centers will be added to the Unencumbered Pool in accordance with the provisions hereof on or before thirty (30) days after the Effective Date.
(e)    Eligible Qualified Properties can be added to, and removed from, the Unencumbered Pool at any time provided that (i) the aggregate Value of the Eligible Qualified Properties in the Unencumbered Pool is at least equal to the Minimum Required Value at all times, (ii) there must be at least eight (8) Eligible Qualified Properties in the Unencumbered Pool at all times, and (iii) no Default or Event of Default would occur as a result of removing a property from the Unencumbered Pool. Each owner of Eligible Qualified Properties included in the Unencumbered Pool must execute a Guaranty and become a Guarantor before the property can be included in the Unencumbered Pool for the purposes of this Agreement. Upon the removal of a property from the Unencumbered Pool, the Guaranty by the owner of such property shall be released.
(f)    When the Borrower wants to add Eligible Qualified Properties to the Unencumbered Pool (such newly added property, the “Potential Unencumbered Property”), the Borrower shall notify the Administrative Agent of same in writing and such notice shall include a certificate of a Financial Officer of the Borrower describing such addition, together with a statement of (i) the Value of such Potential Unencumbered Property, and (ii) the same information that the Borrower would be required to include in a Compliance Certificate delivered pursuant to Section 5.01(c), together with a certification that, after giving effect to such addition, the Borrower will be in compliance with each of the covenants contained in Sections 5.10 and 5.11 on a pro forma basis based upon the most recent financial statements delivered to the Administrative Agent, together with all supporting calculations.
(g)    The Borrower may voluntarily remove any property from the Unencumbered Pool by delivering to the Administrative Agent, no later than ten (10) Business Days prior to the date on which such removal is to be effected, (i) a certificate of a Financial Officer of the Borrower describing such removal, together with a statement (A) that no Default or Event of Default then exists or would, upon the occurrence of such event or with the passage of time, result from such removal, (B) identifying the property being removed, and (C) of the Value of such property being removed, and (ii) a pro forma Compliance Certificate described in Section 5.01(b) demonstrating, upon giving effect to such removal, compliance with the covenants contained in Sections 5.10 and 5.11 on a pro forma basis based upon the most recent financial statements delivered to the Administrative Agent, together with supporting calculations.
SECTION 5.12    Intentionally Omitted.
SECTION 5.13    Environmental Matters.
(a)    The Borrower shall comply and shall cause each of its Subsidiaries and each Real Property owned or leased by such parties to comply in all material respects with all applicable Environmental Laws currently or hereafter in effect, except to the extent noncompliance could not reasonably be expected to have a Material Adverse Effect.
(b)    If the Administrative Agent or the Required Lenders at any time have a reasonable basis to believe that there may be a material violation of any Environmental Law related to any Real Property owned or leased by the Borrower or any of its Subsidiaries, which could reasonably be expected to have a Material Adverse Effect, then the Borrower agrees, upon request from the Administrative Agent, to provide the Administrative Agent, at the Borrower’s expense, with such reports, certificates, engineering studies or other written material or data as the Administrative Agent or the Required Lenders may reasonably require so as to reasonably satisfy the Administrative Agent and the Required Lenders that any Loan Party or Real Property owned or leased by them is in material compliance with all applicable Environmental Laws.
(c)    The Borrower shall, and shall cause each of its Subsidiaries to, take such remedial action or other action as required by Environmental Law or any Governmental Authority.
ARTICLE VI
Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01    Indebtedness. The Borrower will not, and will not permit any Subsidiary of the Borrower to, create, incur, assume or permit to exist any Indebtedness, except:
(g)    Indebtedness created hereunder;
(h)    Indebtedness existing on the date hereof and set forth in Schedule 6.01 and increases, extensions, renewals and replacements of any such Indebtedness so long as the incurrence thereof does not cause a breach of Section 5.10;
(i)    (i) Indebtedness of the Borrower to (A) the REIT, and (B) any Subsidiary of the Borrower or of the REIT, and (ii) any Indebtedness of any Subsidiary to the Borrower, to any other Subsidiary or to the REIT, in each case so long as the incurrence thereof does not cause a breach of Section 5.10;
(j)    Guarantees by the Borrower of Indebtedness allowed by clause (c) above, so long as the incurrence thereof does not cause a breach of Section 5.10; and
(k)    other Indebtedness (including Guarantees) other than Secured Debt so long as the incurrence thereof does not cause a breach of Section 5.10.
SECTION 6.02    Liens.
(c)    The Borrower will not, and will not permit any Subsidiary of the Borrower to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(ix)    Permitted Encumbrances;
(x)    any Lien on any property or asset of the Borrower or any Subsidiary of the Borrower existing on the date hereof and set forth in Schedule 6.02; provided that such Lien shall secure only those obligations which it secures on the date hereof and increases, extensions, renewals and replacements thereof that do not cause a breach of Section 5.10;
(xi)    any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary of the Borrower or existing on any property or asset of any Person that becomes a Subsidiary of the Borrower after the date hereof prior to the time such Person becomes a Subsidiary of the Borrower; provided that such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary of the Borrower, as the case may be, and increases, extensions, renewals and replacements thereof that do not cause a breach of Section 5.10; and
(xii)    Liens on fixed or capital assets now or hereafter acquired, constructed or improved by the Borrower or any Subsidiary of the Borrower; provided that such security interests secure Indebtedness permitted by Section 6.01.
(d)    The REIT will not, and will not permit any Subsidiary of the REIT to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i)    Liens on Equity Interests in Subsidiaries or Unconsolidated Affiliates of the REIT other than the Borrower and other than an owner of property in the Unencumbered Pool to secure Indebtedness if (x) the incurrence of such Indebtedness does not cause a breach of Section 5.10, and (y) any transfer to the secured party holding the Lien, and the resulting ownership by said secured party, would not constitute a Default or an Event of Default;
(ii)    Liens on Equity Interests in the Borrower owned by the REIT, to secure Indebtedness, the incurrence of which does not cause a breach of Section 5.10 if (w) the secured party is Hines Interests Limited Partnership, a Delaware limited partnership, or an Affiliate thereof, (x) any transfer to the secured party holding the Lien, and the resulting ownership by said secured party, would not constitute a Default or Event of Default, (y) no more than twenty-five percent (25%) of the Equity Interests in the Borrower in the aggregate are subject to such Liens at any time, and (z) the payment of the Indebtedness secured by Liens on Equity Interests and such Liens are subordinate to Indebtedness incurred under this Agreement and any Liens securing same; and
(iii)    Liens granted by the REIT and its Subsidiaries that are Liens permitted to the Borrower and its Subsidiaries in Section 6.02(a).
SECTION 6.03    Fundamental Changes.
(d)    The Borrower will not, and will not permit any Subsidiary of the Borrower to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Subsidiary of the Borrower may merge into any Subsidiary of the Borrower in a transaction in which the surviving entity is a Subsidiary of the Borrower, (iii) any Subsidiary of the Borrower may sell, transfer, lease or otherwise dispose of its assets so long as it does not cause a breach of any other provision of this Agreement, (iv) the Borrower may transfer its interests in a Subsidiary other than a Guarantor (while it is a Guarantor) so long as it does not cause a breach of any other provision of this Agreement and (v) any Subsidiary of the Borrower may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary of the Borrower immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.
(e)    The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business (either by discontinuance or by expansion) other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
(f)    The Borrower will not sell, transfer or otherwise dispose of (in one transaction or a series of transactions) (i) all or substantially all of its assets, or (ii) any assets which would result in a material change to the Borrower’s line of business.
The provisions of this Section 6.03 do not prohibit the sale by the Borrower or any of its Subsidiaries of one or more individual Real Property projects, or of the Borrower’s interests in any Subsidiaries that own one or more individual Real Property projects.

SECTION 6.04    Investments, Loans, Advances, Guarantees and Acquisitions. The REIT will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:
(f)    Permitted Investments;
(g)    investments by the REIT in its Subsidiaries;
(h)    loans or advances made by the REIT to any of its Subsidiaries and made by any of its Subsidiaries to the REIT or any other Subsidiary of the REIT;
(i)    investments in Unconsolidated Affiliates (valued at an amount equal to the Value of each Unconsolidated Affiliate’s Real Property multiplied by the Equity Percentage for that Unconsolidated Affiliate) so long as the aggregate amount of such investments does not exceed ten percent (10%) of the Total Asset Value after giving effect to such investments, provided that the REIT’s investment in the Core Fund does not violate this covenant and shall be excluded from the calculation of such percentage;
(j)    loans, advances and extensions of credit made by the REIT or any of its Subsidiaries or Unconsolidated Affiliates to Persons secured by valid and enforceable first priority liens on real estate, or mezzanine loan pledges of ownership interests, investments in undeveloped land and investments in Real Property that is being constructed or developed, but is not yet completed, so long as the aggregate amount of such investments described in this clause (e) does not exceed ten percent (10%) of the Total Asset Value after giving effect to such investments.
In addition to the foregoing, (A) the aggregate value of the investments described in clauses (d) and (e) above shall not exceed fifteen percent (15%) of Total Asset Value after giving effect to such investments, and (B) the REIT will not increase the amount of its investment in the Core Fund.
SECTION 6.05    Hedging Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, except (a) Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary of the Borrower has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary of the Borrower.
SECTION 6.06    Restricted Payments. During the existence of any Default or Event of Default of which the Administrative Agent has notified the Borrower and the REIT in writing, neither the REIT nor the Borrower will, and will not permit any of their Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower and the REIT may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower and the REIT may make Restricted Payments pursuant to and in accordance with stock option or other equity-related compensation arrangements for management or employees and (d) the minimum amount of Restricted Payments required to be made in order to maintain the REIT’s status as a real estate investment trust under Section 856 of the Code, meet the real estate investment trust distribution requirements set forth in Section 857(a) of the Code, and avoid the incurrence of entity level taxes under Sections 857(b)(1) and 4981 of the Code.
SECTION 6.07    Transactions with Affiliates. Neither the REIT nor the Borrower will, and will not permit any of their Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the REIT, the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the REIT, the Borrower and their Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.06, (d) transactions between the Borrower and any taxable REIT subsidiary (as defined in Section 856(l) of the Code) of the REIT, and (e) permitted transactions described in Section 6.02(b)(ii) hereof.
SECTION 6.08    Restrictive Agreements. The REIT will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (including the organizational documents of such Person) that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary of the REIT that owns Real Property in the Unencumbered Pool to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of the REIT that owns Real Property in the Unencumbered Pool to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary of the REIT or to Guarantee Indebtedness of the Borrower or any other Subsidiary of the REIT; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness (or ownership interests in the applicable Subsidiaries), and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
SECTION 6.09    Lender Ownership. Neither Borrower nor any of its Affiliates shall at any time Control any Lender.
SECTION 6.10    Government Regulations. The Borrower shall not (a) be or become subject at any time to any law, regulation or list of any Governmental Authority (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Lenders from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower, or (b) fail to provide documentary and other evidence of the Borrower’s identity as may be requested by any Lender at any time to enable such Lender to verify the Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.
SECTION 6.11    Sanctions Laws and Regulations.
(e)    The Borrower shall not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations, or (ii) in any other manner that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement.
(f)    None of the funds or assets of the Borrower that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are the subject of sanctions under any Sanctions Laws and Regulations.
ARTICLE VII
Events of Default
SECTION 7.01    Events of Default. If any of the following events (“Events of Default”) shall occur:
(e)    the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(f)    any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of more than three (3) Business Days;
(g)    any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when made or deemed made and such representation or warranty is not made true and correct within thirty (30) days after notice to the Borrower; provided that there shall be an immediate Event of Default without any opportunity for the Borrower to act within such thirty (30)‑day period if such misrepresentation or incorrect warranty was made with the intent to mislead or hide the truth, or if such representation or warranty is of such a nature that it cannot, after the time originally made, later be made true and correct in a manner that will leave the Lenders in the same position the Lenders would have been in had such representation or warranty been true and correct from the outset;
(h)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.10 or 5.11, or in Article VI;
(i)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (c) or (d) of this Article) and any grace or cure period provided for such failure in this Agreement has expired, and such failure shall continue unremedied for a period of more than thirty (30) days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender); provided, however, that if the failure is not susceptible of being cured within thirty (30) days but the Borrower shall have commenced to cure and is diligently pursuing same, it shall have an additional thirty (30) days to complete the cure;
(j)    (i) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity, and in either case of (i) or (ii), the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf (x) in the case of Recourse Debt has the ability to cause or require, and (y) in the case of all other Indebtedness has caused or required, any Material Indebtedness to become due, or to be prepaid, repurchased, redeemed or defeased, prior to its scheduled maturity; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(k)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any Subsidiary of the Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(l)    any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(m)    any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(n)    one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000.00 shall be rendered against any Loan Party, and the same shall remain undischarged, appealed or bonded around for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Loan Party to enforce any such judgment;
(o)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or
(p)    a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VIII
The Administrative Agent
SECTION 8.01    General. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
ARTICLE IX
Miscellaneous
SECTION 9.01    Notices.
(k)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)    if to Borrower, to it at 2800 Post Oak Blvd., Suite 4800, Houston, Texas 77056, Attention of Sherri Schugart (Email Address: sherri.schugart@hines.com) and Attention of Jason Maxwell (Email Address: jason.maxwell@hines.com) (Telecopy No. 713.966.2075); with a copy to Baker Botts L.L.P., 2001 Ross Ave., Suite 600, Dallas, Texas 75201-2980, Attention of Jonathan Dunlay (Email Address: jon.dunlay@bakerbotts.com) (Telecopy No. 214.661.4711);

(ii)    if to the Administrative Agent (JPMorgan Chase Bank), to JPMorgan Chase Bank, N.A. at 10 South Dearborn, Mail Code IL1-0958, Chicago, Illinois 60603, Attention of Manager, Real Estate Department (Email Address: elizabeth.r.johnson@jpmorgan.com) (Telecopy No. 312.325.5174 (Elizabeth Johnson)); with a copy to 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention of Loan & Agency Servicing Team (Email Address: c/s.reb.chicago@jpmchase.com) (Telecopy No. 312.385.7101); and
(iii)    if to any other Lender, to it at its address set forth on Schedule 2.01 to this Agreement.
(l)    Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II (except as provided in Article II) unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(m)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
(n)    Electronic Systems.
(i)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(ii)    Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Administrative Agent does not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Administrative Agent in connection with the Communications or any Electronic System. In no event shall the Administrative Agent have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.
SECTION 9.02    Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder or under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, or increase the aggregate Commitments without the written consent of each Lender (except pursuant to Section 2.09), (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone or extend the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone or extend the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (vi) except for a release by the Administrative Agent of a Guarantor whose Guaranty is no longer required pursuant to Section 5.11, release any Loan Party from its obligations under the Loan Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.
SECTION 9.03    Expenses; Indemnity; Damage Waiver.
(e)    The Borrower shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(f)    The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. THE FOREGOING INDEMNITY INDEMNIFIES EACH INDEMNITEE FROM ITS OWN NEGLIGENCE.
(g)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.
(h)    To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.
(i)    All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.
SECTION 9.04    Successors and Assigns.
(d)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except for transfers otherwise expressly permitted hereunder, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(e)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)    the Borrower, whose consent shall not be unreasonably withheld, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and
(B)    the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.
As used herein, “Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) the Borrower or any of its Affiliates, or (d) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and
(E)    no assignment shall be made to any Loan Party or an Affiliate thereof or to any Defaulting Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.18(c) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(f)    Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities other than any Loan Party or its Affiliate or a Defaulting Lender (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this

Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(b) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(g)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 9.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09    Governing Law; Jurisdiction; Consent to Service of Process.
(d)    This Agreement shall be construed in accordance with and governed by the law of the State of Texas.
(e)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the district courts of Harris County, Texas and of the United States District Court for the Southern District of Texas (Houston Division), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
(f)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(g)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10    WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDERS TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE OTHER LOAN DOCUMENTS.
SECTION 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12    Confidentiality.
(c)    (a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(d)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(e)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
SECTION 9.13    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender. If, for any reason whatsoever, the Charges paid or received on the Loans produces a rate which exceeds the Maximum Rate, the Lenders shall credit against the principal of the Loans (or, if such indebtedness shall have been paid in full, shall refund to the payor of such Charges) such portion of said Charges as shall be necessary to cause the interest paid on the Loans to produce a rate equal to the Maximum Rate. All sums paid or agreed to be paid to the holders of the Loans for the use, forbearance or detention of the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this Agreement, so that the interest rate is uniform throughout the full term of this Agreement. The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, between the parties hereto. On each day, if any, that Texas law establishes the Maximum Rate, the Maximum

Rate shall be the “weekly ceiling” (as defined in Chapter 303 of the Texas Finance Code (the “Texas Finance Code”) as amended) for that day. The Administrative Agent may from time to time, as to current and future balances, implement any other ceiling under the Texas Finance Code by notice to the Borrower, if and to the extent permitted by the Texas Finance Code. Without notice to the Borrower or any other person or entity, the Maximum Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.
SECTION 9.14    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

S-1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HINES REIT PROPERTIES, L.P.

By:    Hines Real Estate Investment Trust, Inc.,
General Partner

By:
Name:
Title:

The undersigned executes this Agreement to evidence its agreement to comply with Section 5.10 and Article VI of this Agreement.

HINES REAL ESTATE INVESTMENT TRUST, INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent

By:
Name:
Title:

Signature Page for Hines REIT Properties, L.P. Acquisition Credit Agreement

SCHEDULE 2.01

LENDERS

Name    Address    Commitment

JPMorgan Chase Bank, N.A.    See Section 9.01    $425,000,000.00
(100%)

Schedule 2.01-1

Schedule 3.06

DISCLOSED MATTERS

NONE

Schedule 3.06-1

Schedule 3.13

LIST OF SUBSIDIARIES

Name	Jurisdiction of Organization
Araucaria Brazil LLC	Delaware
Araucaria LLC	Delaware
Araucaria do Brasil Projetos Imob. Ltda.	Brazil
Hines REIT 1515 S Street GP LLC	Delaware
Hines REIT 1515 S Street LP	Delaware
Hines REIT 1900 / 2000 Alameda de las Pulgas LLC	Delaware
Hines REIT 2007 Facility Holdings LLC	Delaware
Hines REIT 2200 Ross Ave GP LLC	Delaware
Hines REIT 2200 Ross Ave LP	Delaware
Hines REIT 2555 Grand LLC	Delaware
Hines REIT 2800 PO Parcels GP LLC	Delaware
Hines REIT 2800 PO Parcels LP	Delaware
Hines REIT 2800 Post Oak GP LLC	Delaware
Hines REIT 2800 Post Oak LP	Delaware
Hines REIT 2800 Post Oak Services Inc.	Texas
Hines REIT 3100 McKinnon Street LP	Delaware
Hines REIT 3100 McKinnon Street GP LLC	Delaware
Hines REIT 321 N Clark LLC	Delaware
Hines REIT 3400 Data Drive GP LLC	Delaware
Hines REIT 3400 Data Drive LP	Delaware
Hines REIT 345 Inverness Drive LLC	Delaware
Hines REIT 5th and Bell LLC	Delaware
Hines REIT 595 Bay GP LLC	Delaware
Hines REIT 595 Bay L.P.	Delaware
Hines REIT 595 Bay Trust	Delaware
Hines REIT 595 Bay (Trustee) LLC	Delaware
Hines REIT 595 Bay Opco ULC	Canada
Hines REIT 595 Bay ULC	Canada
Hines REIT 595 Bay Beneficiary Trust	Delaware
Hines REIT ACC II LLC	Delaware
Hines REIT Airport Corporate Center LLC	Delaware
Hines REIT Arapahoe I LLC	Delaware
Hines REIT Arapahoe II LLC	Delaware
Hines REIT Daytona Campus LLC	Delaware
Hines REIT DFW Corporate Drive GP LLC	Delaware
Hines REIT DFW Corporate Drive LP	Delaware
Hines REIT El Segundo GP LLC	Delaware
Hines REIT El Segundo LP	Delaware

Schedule 3.13-1

Name	Jurisdiction of Organization
Hines REIT Laguna Campus LLC	Delaware
Hines REIT Minneapolis Industrial LLC	Delaware
Hines REIT One Wilshire GP LLC	Delaware
Hines REIT One Wilshire LP	Delaware
Hines REIT One Wilshire Services Inc.	Delaware
Hines REIT Properties, L.P.	Delaware
Hines REIT Retail Holdings LLC	Delaware
Hines REIT Seattle Design Center LLC	Delaware
Hines REIT Services Holding Inc.	Delaware
Hines REIT Three Huntington Quadrangle LLC	Delaware
Hines REIT Watergate GP LLC	Delaware
Hines REIT Watergate LP	Delaware
Hines REIT West LA Portfolio GP LLC	Delaware
Hines REIT West LA Portfolio LP	Delaware
Hines US Core Office Fund LP	Delaware
WRI HR Retail Venture I LLC	Delaware

Schedule 3.13-2

Schedule 5.11

UNENCUMBERED POOL

•	2555 Grand – a 595,607 sf office building located in Kansas City, MO

•	Minneapolis Tech – 9 office/flex industrial buildings totaling 770,139 sf located in Minneapolis, MN

•	Corporate Drive – 2 office/warehouse building totaling 643,429 sf located in Dallas, TX

•	Champions Village∗ – a 393,055 sf retail building located in Houston, TX

•	Shoppes at Parkland∗ – a 145,720 sf retail building located in Miami, FL

•	Cherokee Plaza∗ – a 102,864 sf retail building located in Atlanta, GA

•	University Palms∗ – a 99,172 sf retail building located in Orlando, FL

•	Sandy Plains Exchange∗ – a 72,784 sf retail building located in Atlanta, GA

•	Oak Park Village∗ – a 64,287 sf retail building located in San Antonio, TX

•	Howard Hughes Office Park – 5 office buildings and one athletic center building totaling 1,355,641 sf located in Los Angeles, CA

Schedule 5.11-1

Schedule 6.01

EXISTING INDEBTEDNESS

HINES REIT INDEBTEDNESS - REPRESENTS EFFECTIVE REIT OWNERSHIP
12/31/2013
(USD in $000's)

PROPERTY/BORROWER	LENDER	OUTSTANDING PRINCIPAL	INTEREST RATE	MATURITY DATE	PRINCIPAL vs INTEREST
HINES REIT MORTGAGE DEBT:					
Chase Tower	Metropolitan Life Insurance Company	157,085	2.67%	02/01/16	Principal and interest
California Casualty	HSH Nordbank AG	33,065	5.86%	08/01/16	Interest Only
Citymark	HSH Nordbank AG	15,303	5.86%	08/01/16	Interest Only
1515 S Street	Metropolitan Life Insurance Company	38,825	4.25%	09/01/16	Principal and Interest
321 North Clark	HSH Nordbank AG	136,632	5.86%	08/01/16	Interest Only
Rancho Cordova	HSH Nordbank AG	18,079	5.25%	01/12/17	Interest Only
Watergate	HSH Nordbank AG	79,921	5.25%	01/12/17	Interest Only
Daytona	HSH Nordbank AG	53,458	5.36%	05/02/17	Interest Only
Laguna	HSH Nordbank AG	65,542	5.36%	05/02/17	Interest Only
Seattle Design Center[1]	HSH Nordbank AG	-			
5th & Bell	HSH Nordbank AG	39,000	6.03%	08/14/17	Interest Only
3 Huntington	HSH Nordbank AG	48,000	5.98%	07/19/17	Interest Only
Weingarten					
Heritage Station[2]	AIG Annuity Insurance Company	5,515	5.38%	1/1/2015	Principal and interest
Thompson Bridge[2]	Principal Life Insurance Company	5,495	6.02%	3/1/2018	Principal and interest
	Weingarten Subtotal	11,010			
Denver Portfolio					
Arapahoe I	Artesia Mortgage Capital Corporation	9,272	5.33%	6/11/2015	Principal and interest
Arapahoe II	Artesia Mortgage Capital Corporation	9,744	5.53%	11/11/2015	Principal and interest
Inverness	Artesia Mortgage Capital Corporation	14,701	5.85%	12/11/2016	Principal and interest
	Denver Subtotal	33,717			
Airport Corporate Center	John Hancock	78,721	5.14%	09/01/21	Two years I/O; P&I thereafter
Total Direct Debt		808,358			
HINES US CORE OFFICE FUND MORTGAGE DEBT: REIT EFFECTIVE OWNERSHIP					
Renaissance Square	JPMorgan Chase Bank, N.A.	20,188	2.67%	7/10/2014	Two years I/O; P&I thereafter
55 Second Street	Morgan Stanley	17,945	5.13%	9/20/2014	Interest Only
101 Second Street	Westdeutsche ImmobilienBank AG & Aareal Bank AG	16,697	4.16%	4/8/2015	Three years I/O; P&I thereafter
Charlotte Plaza	Metropolitan Life Insurance Company	18,416	3.17%	9/1/2015	One year I/O; P&I thereafter
Carillon	Metropolitan Life Insurance Company	13,170	3.17%	9/1/2015	One year I/O; P&I thereafter
Riverfront Plaza	Metropolitan Life Insurance Company	16,824	2.67%	10/9/2015	Interest Only
720 Olive Way	Prudential Insurance Company of America	7,590	5.32%	2/1/2016	Interest Only
333 West Wacker	Prudential Insurance Company of America	22,196	5.66%	5/1/2016	Interest Only
One Atlantic Center	Prudential Insurance Company of America	31,628	6.10%	8/1/2016	Interest Only
Warner Center	Bank of America, N.A.	31,147	5.63%	10/1/2016	Interest Only
Wells Fargo Center	Bank of America, N.A.	21,931	5.56%	5/1/2017	Interest Only
525 B Street	Northwestern Mutual Life Insurance Company	13,819	4.13%	10/1/2018	Two years I/O; P&I thereafter
One North Wacker	Massachusetts Mutual Life Insurance Company & Teachers Insurance and Annuity Association	31,460	4.20%	5/10/2022	Interest Only
Total Mortgage Debt		263,011			
COP Trust Revolver	KeyBank National Association	-	L + 2.25%-2.50%	2/28/2016	Interest Only
Total Revolving Credit Facilities		-			
Total Indirect Debt		263,011			
Total Indebtedness		1,071,369			

1. Seattle Design Center loan balance was paid-off in August 2013; asset to be released from HSH pool in January 2014
2. Heritage Station and Thompson Bridge are reflected at 100% (JV to be dissolved by January 30, 2014)

Schedule 6.01-1

Schedule 6.02

EXISTING LIENS

See Schedule 6.01.

Schedule 6.02-1

Schedule 6.08

EXISTING RESTRICTIONS

NONE

Schedule 6.08-1

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Acquisition Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.    Assignor:        _____________________________

2.    Assignee:        ______________________________
[and is an Affiliate/Approved Fund of [identify Lender]]

3.    Borrower:        Hines REIT Properties, L.P.

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: The Acquisition Credit Agreement dated as of _______________, 2014 among Borrower, the Lenders parties thereto, Administrative Agent, and the other agents parties thereto

6.    Assigned Interest:        _____________________________

Exhibit A-1

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower[, the Loan Parties] and [its] [their] Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:______________________________
Title:

Exhibit A-2

[Consented to and] Accepted:

[NAME OF ADMINISTRATIVE AGENT], as
Administrative Agent

By:_________________________________
Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By:________________________________
Title:

Exhibit A-3

ANNEX 1

[__________________]

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This

Exhibit A-4

Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

Exhibit A-5

EXHIBIT B

LIST OF GUARANTORS
Update

1.	Hines Real Estate Investment Trust, Inc., a Maryland corporation

2.	Hines REIT Minneapolis Industrial LLC, a Delaware limited liability company

3.	Hines REIT 2555 Grand LLC, a Delaware limited liability company

4.	Hines REIT DFW Corporate Drive LP, a Delaware limited partnership

5.	Hines REIT West LA Portfolio LP, a Delaware limited partnership

Exhibit B-1

EXHIBIT B-1

FORM OF GUARANTY

THIS GUARANTY dated as of _______________ executed and delivered by each of the undersigned, whether one or more, (all each a “Guarantor” and, collectively, the “Guarantors”), in favor of (a) JPMORGAN CHASE BANK, N.A., in its capacity as Administrative Agent (the “Agent”) for the Lenders under that certain Acquisition Credit Agreement dated as of _______________, 2014, by and among HINES REIT PROPERTIES, L.P. (the “Borrower”), the financial institutions party thereto and their assignees in accordance therewith (the “Lenders”), and the Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”) and (b) the Lenders.
WHEREAS, pursuant to the Credit Agreement, the Lenders have made available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;
WHEREAS, each Guarantor other than the REIT is a Subsidiary of the Borrower;
WHEREAS, the Borrower, each Guarantor and the other Subsidiaries of the Borrower, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Agent and the Lenders through their collective efforts;
WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Agent and the Lenders on the terms and conditions contained herein; and
WHEREAS, each Guarantor’s execution and delivery of this Guaranty is one of the conditions precedent to the Agent and the Lenders making, or continuing to make, such financial accommodations to the Borrower.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:
Section 1. Guaranty. Each Guarantor hereby absolutely and unconditionally guaranties the due and punctual payment and performance of all of the following when due (collectively referred to as the “Obligations”): (a) all indebtedness and obligations owing by the Borrower to any of the Lenders or the Agent under or in connection with the Credit Agreement and any other Loan Document, including without limitation, the repayment of all principal of the Loans made by the Lenders to the Borrower under the Credit Agreement and the payment of all interest, fees, charges, reasonable attorneys’ fees and other amounts payable to any Lender or the Agent thereunder or in connection therewith; (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; and (c) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Lenders or the Agent in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder.
Section 2. Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account. Accordingly, the Lenders and the Agent shall not be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue

Exhibit B-1-1

any right or remedy the Lenders or the Agent may have against the Borrower, any other Guarantor or any other Person or commence any suit or other proceeding against the Borrower, any other Guarantor or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Guarantor or any other Person; or (c) to make demand of the Borrower, any other Guarantor or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Lenders or the Agent which may secure any of the Obligations. In this connection, each Guarantor hereby waives the right of such Guarantor to require any holder of the Obligations to take action against the Borrower as provided by any legal requirement of any Governmental Authority.
Section 3. Guaranty Absolute. Each Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any legal requirement now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than the full and final payment and performance of the Obligations), including, without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):
(a)    (i) any change in the amount, interest rate or due date or other term of any of the Obligations; (ii) any change in the time, place or manner of payment of all or any portion of the Obligations; (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any Obligations; or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Obligations or any other instrument or agreement referred to therein or evidencing any Obligations or any assignment or transfer of any of the foregoing;
(b)    any lack of validity or enforceability of the Credit Agreement, any of the other Loan Documents, or any other document, instrument or agreement referred to therein or evidencing any Obligations or any assignment or transfer of any of the foregoing;
(c)    any furnishing to the Agent or the Lenders of any security for the Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral security for the Obligations;
(d)    any settlement or compromise of any of the Obligations, any security therefor, or any liability of any other party with respect to the Obligations, or any subordination of the payment of the Obligations to the payment of any other liability of the Borrower;
(e)    any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to any other Guarantor, the Borrower or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;
(f)    any nonperfection of any security interest or other Lien on any of the collateral securing any of the Obligations;
(g)    any act or failure to act by the Borrower or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;

Exhibit B-1-2

(h)    any application of sums paid by the Borrower or any other Person with respect to the liabilities of the Borrower to the Agent or the Lenders, regardless of what liabilities of the Borrower remain unpaid;
(i)    any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof; or
(j)    any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Guarantor hereunder.
Section 4. Action with Respect to Obligations. The Lenders and the Agent may in accordance with the Credit Agreement, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder take any and all actions described in Section 3 and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Obligations, including, but not limited to, extending or shortening the time of payment of any of the Obligations or the interest rate that may accrue on any of the Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Loan Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Obligations; (d) release any Person liable in any manner for the payment or collection of the Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower or any other Person (including, without limitation, any other Guarantor); and (f) apply any sum, by whomsoever paid or however realized, to the Obligations in such order as the Lenders or the Agent shall elect in accordance with the Credit Agreement.
Section 5. Representations and Warranties. Each Guarantor hereby makes to the Agent and the Lenders all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Loan Documents, as if the same were set forth herein in full. The REIT hereby represents and warrants to the Agent and the Lenders that (a) the REIT will comply with all laws, rules, regulations and orders of any Governmental Authority required to maintain, and will at all times qualify as and maintain, its status as a real estate investment trust under Section 856(c)(1) of the Code, and (b) each of the REIT’s Subsidiaries that is a corporation is a “qualified REIT subsidiary” under Section 856 of the Code.
Section 6. Covenants. Each Guarantor will comply with all covenants which the Borrower is to cause such Guarantor to comply with under the terms of the Credit Agreement or any other Loan Documents. Each Qualified ECP Loan Party hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations. Each Qualified ECP Loan Party intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Section 7. Waiver. Each Guarantor, to the fullest extent permitted by applicable law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.
Section 8. Inability to Accelerate Loan. If the Agent and/or the Lenders are prevented from demanding or accelerating payment thereof by reason of any automatic stay or otherwise, the Agent and/or the Lenders shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Exhibit B-1-3

Section 9. Reinstatement of Obligations. Each Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, with respect to any Obligations if at any time payment of any such Obligations is rescinded or otherwise must be restored by the Agent and/or the Lenders upon the bankruptcy or reorganization of the Borrower or any Guarantor or otherwise.
Section 10. Subrogation. Until all of the Obligations shall have been indefeasibly paid in full, any right of subrogation a Guarantor may have shall be subordinate to the rights of Agent and the Lenders and each Guarantor hereby waives any right to enforce any remedy which the Agent and/or the Lenders now have or may hereafter have against the Borrower, and each Guarantor hereby waives any benefit of, and any right to participate in, any security or collateral given to the Agent and the Lenders to secure payment or performance of any of the Obligations.
Section 11. Taxes. Each Guarantor hereby acknowledges and agrees that the terms of Section 2.17(a) of the Credit Agreement shall be binding on such Guarantor as though such Guarantor were a party thereto.
Section 12. Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, from and after an Event of Default under the Credit Agreement each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of any Guarantor against any of and all the obligations of such Guarantor now or hereafter existing under this Guaranty held by such Lender then due and payable. Each Guarantor agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the applicable provisions of the Credit Agreement, may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Guarantor in the amount of such participation.
Section 13. Subordination. Each Guarantor hereby expressly covenants and agrees for the benefit of the Agent and the Lenders that all obligations and liabilities of the Borrower or any other Guarantor to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from the Borrower or any other Guarantor (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Obligations; provided, however, that payment thereof may be made so long as no Event of Default shall have occurred and be continuing. If an Event of Default shall have occurred and be continuing, then no Guarantor shall accept any direct or indirect payment (in cash, property, securities by setoff or otherwise) from the Borrower or any other Guarantor on account of or in any manner in respect of any Junior Claim until all of the Obligations have been indefeasibly paid in full.
Section 14. Avoidance Provisions. It is the intent of each Guarantor, the Agent and the Lenders that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of applicable law, including without limitation, (a) Section 548 of the Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”) and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The applicable laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions.” Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be

Exhibit B-1-4

subject to avoidance under the Avoidance Provisions, the maximum Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of any Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor nor any other Person shall have any right or claim under this Section as against the Agent and the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.
Section 15. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower, of the other Guarantors and of all other circumstances bearing upon the risk of nonpayment of any of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Agent or any Lender shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.
Section 16. Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.
SECTION 17. JURISDICTION, VENUE.
(a)    EACH GUARANTOR AGREES THAT THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION, OR, AT THE OPTION OF THE AGENT, ANY STATE COURT LOCATED IN HARRIS COUNTY, TEXAS SHALL HAVE NONEXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM OR ANY COLLATERAL. EACH GUARANTOR EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER IN ANY OTHER APPROPRIATE JURISDICTION. FURTHER, EACH GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(b)    THE FOREGOING WAIVERS HAVE BEEN MADE WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE OBLIGATIONS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS GUARANTY.
Section 18. Loan Accounts. The Agent may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of Obligation or otherwise, the entries in such account shall be binding upon each Guarantor as to the outstanding amount of such Obligations and the amounts paid and payable with respect thereto absent manifest error. The failure of the Agent to maintain

Exhibit B-1-5

such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.
Section 19. Waiver of Remedies. No delay or failure on the part of the Agent or the Lenders in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Agent or the Lenders of any such right or remedy shall preclude other or further exercise thereof or the exercise of any other such right or remedy.
Section 20. Successors and Assigns. Each reference herein to the Agent or the Lenders shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to any Guarantor shall be deemed to include the Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. The Lenders and the Agent may, in accordance with the applicable provisions of the Credit Agreement, assign, transfer or sell any Obligation, or grant or sell participation in any Obligations, to any Person or entity without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying such Guarantor’s obligations hereunder. Each Guarantor hereby consents to the delivery by the Agent or any Lender to any assignee, transferee or participant of any financial or other information regarding the Borrower or any Guarantor. Each Guarantor may not assign or transfer its obligations hereunder to any Person, except to the extent of transfers expressly permitted under the Credit Agreement.
Section 21. Amendments. This Guaranty may not be amended except as provided in the Credit Agreement.
Section 22. Payments. All payments made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Agent at the place and time provided for in the Credit Agreement on the date one (1) Business Day after written demand therefor to such Guarantor by the Agent.
SECTION 23. JOINT AND SEVERAL OBLIGATIONS. THE OBLIGATIONS OF THE GUARANTORS HEREUNDER AND UNDER OTHER LOAN DOCUMENTS SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR (BUT NOT ITS PARTNERS, SHAREHOLDERS OR MEMBERS) CONFIRMS THAT IT (BUT NOT ITS PARTNERS, SHAREHOLDERS OR MEMBERS) IS LIABLE FOR THE FULL AMOUNT OF THE OBLIGATIONS AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER AND UNDER OTHER LOAN DOCUMENTS.
SECTION 24. WAIVER OF JURY TRIAL. THE GUARANTORS HEREBY ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THE GUARANTORS, THE AGENT AND THE LENDERS ARISING OUT OF OR IN ANY WAY RELATED TO THIS GUARANTY OR THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDERS TO PROVIDE THE FINANCING DESCRIBED IN THE LOAN DOCUMENTS.

Exhibit B-1-6

Section 25. Notices. All notices, requests and other communications hereunder shall be in writing and shall be given as provided in the Loan Agreement. Each Guarantor’s address for notice is set forth below its signature hereto.
Section 26. Severability. In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 27. Headings. Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.
Section 28. Definitions. (a) For the purposes of this Guaranty:
“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code or any other applicable bankruptcy laws; (ii) a custodian (as defined in the Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any applicable law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.
(b)    Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.
Section 29. Unencumbered Pool. If any Guarantor owns an Eligible Qualified Property in the Unencumbered Pool, then such Guarantor agrees:
(a)    that it will not grant or allow to exist any Lien on such property other than Permitted Encumbrances; and
(b)    that it is bound by, and will not enter into any restrictive agreements prohibited by, Section 6.08 of the Credit Agreement.

Exhibit B-1-7

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.
(GUARANTOR)

By:
Name:
Title:

Address for Notices:

c/o Hines REIT Properties, L.P.
2800 Post Oak Blvd., Suite 4800
Houston, Texas 77056
Attention: Sherri Schugart and Jason Maxwell

Exhibit B-1-8

EXHIBIT C

FORM OF NOTE

$425,000,000.00    _______________, 2014

FOR VALUE RECEIVED, HINES REIT PROPERTIES, L.P., a Delaware limited partnership (“Maker”), promises to pay without offset or counterclaim to the order of JPMORGAN CHASE BANK, N.A. (“Payee”), the principal amount equal to FOUR HUNDRED TWENTY-FIVE MILLION DOLLARS AND NO/100 ($425,000,000.00), payable in accordance with the terms of the Credit Agreement (as hereinafter defined).
Maker also promises to pay interest on the unpaid principal amount of this Note (this “Note”) at the rates and at the times which shall be determined in accordance with the provisions of that certain Acquisition Credit Agreement dated of even date herewith, among Maker, the Lenders named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent for itself and the Lenders (as hereafter amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
Amounts borrowed may not be repaid and reborrowed. Except as otherwise provided in the Credit Agreement, no Lender shall have any obligation to make a Loan to the extent such Loan would cause the sum of the total Loans to exceed the total Commitments.
This Note is subject to mandatory prepayment and prepayment at the option of the Maker, as provided in the Credit Agreement.
This Note is issued pursuant to the Credit Agreement and is entitled to the benefits of the Credit Agreement, reference to which is hereby made for a more complete statement of the terms and conditions under which the Loan evidenced hereby is made and is to be repaid.
THE CREDIT AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
Maker promises to pay all fees, costs and expenses incurred in the collection and enforcement of this Note in accordance with the terms of the Credit Agreement. Maker and any endorser of this Note hereby consents to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind (except such notices as may be expressly required under the Credit Agreement or the other Loan Documents).
Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

Exhibit C-1

IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year first written above.

HINES REIT PROPERTIES, L.P.

By:    Hines Real Estate Investment Trust, Inc.,
General Partner

By:
Name:
Title:

Exhibit C-2

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

[Date]

JPMorgan Chase Bank, N.A.,
as Administrative Agent
712 Main Street
Houston, Texas 77002

Attn: Manager, Real Estate Group

Re:    Hines REIT Properties, L.P.
Compliance Certificate for _______ through __________

Dear Ladies and Gentlemen:

This Compliance Certificate is made with reference to that certain Acquisition Credit Agreement dated as of _______________, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hines REIT Properties, L.P. (the “Borrower”), the financial institutions party thereto, as lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent. All capitalized terms used in this Compliance Certificate (including any attachments hereto) and not otherwise defined in this Compliance Certificate shall have the meanings set forth for such terms in the Credit Agreement. All Section references herein shall refer to the Credit Agreement.
I hereby certify that I am the [chief financial officer] [principal accounting officer] [chief operating officer] [treasurer] [controller] of Hines Real Estate Investment Trust, Inc., and that I make this Certificate on behalf of the REIT. I further represent and certify on behalf of the REIT as follows as of the date of this Compliance Certificate:
I have reviewed the terms of the Loan Documents and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and consolidated and consolidating financial condition of the REIT and its Subsidiaries, during the accounting period (the “Reporting Period”) covered by the financial reports delivered simultaneous herewith pursuant to Section 5.01(a), and that such review has not disclosed the existence during or at the end of such Reporting Period (and that I do not have knowledge of the existence as at the date hereof) of any condition or event which constitutes a Default or Event of Default.

Exhibit D-1

Attached hereto as Schedule B is a schedule of the amount, maturity, interest rate and amortization requirements for the outstanding Indebtedness. As of the last day of the Reporting Period, the amount of Indebtedness was $_____________, the amount of Recourse Debt was $_____________, the amount of Secured Debt was $_____________, the amount of Indebtedness other than Secured Debt was $_____________, and the amount of Secured Recourse Debt was $_____________.
Attached hereto as (x) Schedule C-1 is a detailed calculation of Interest Expense for the Reporting Period, which amount was $_____________, (y) Schedule C-2 is a detailed calculation of Interest Expense on Unsecured Debt for the Reporting Period, which amount was $_____________, and (z) Schedule C-3 is a detailed calculation of the Interest Expense and principal paid on Indebtedness, which aggregated $_____________.
Attached hereto as Schedule D is a detailed calculation of EBITDA for the Reporting Period, which amount was $___________.

Exhibit D-2

As of the last day of the Reporting Period:

1.    Ratio of Indebtedness to Total Asset Value:

(a)    Indebtedness    $___________
(b)    “As is” appraised value for Real Property    $___________
(c)    Cash and cash equivalents excluding tenant
security and other restricted deposits    $___________
(d)    Investments in loans    $___________
(e)    Investments in real estate related Unconsolidated
Affiliates    $___________

(f)	Earnest money deposits for Real Property acquisition
(limited to 5% of Total Asset Value)    $___________

(g)	Total Asset Value ((b) + (c) + (d) + (e) + (f)) $___________

(h)	Ratio of Indebtedness to Total Asset Value
(as a percentage, (a) ÷ (g))    _________%

2.    Debt Service Coverage Ratio:

(a)    EBITDA    $___________

(b)	Capital Expenditure Reserve $___________
(c)    (a) - (b)    $___________
(d)    Principal and interest paid on Indebtedness    $___________
(e)    Debt Service Coverage Ratio ((c) to (d))    _______ : 1.00

3.    Net Worth:

(a)    Total Asset Value    $___________
(b)    Indebtedness    $___________

(c)	Net Worth ((a) - (b)) $___________

4.    Ratio of Secured Debt to Total Asset Value:

(a)    Indebtedness secured by a Lien    $___________
(b)    Total Asset Value    $___________
(c)    Ratio of Secured Debt to Total Asset Value
(as a percentage, (a) ÷ (b))     _________%

5.    Ratio of Secured Recourse Debt to Total Asset Value:

(a)    Secured Recourse Debt    $___________
(b)    Total Asset Value    $___________
(c)    Ratio of Secured Recourse Debt to Total Asset Value
(as a percentage, (a) ÷ (b))     _________%

Exhibit D-3

6.    Unencumbered Interest Coverage Ratio:

(a)    Net Operating Income for the Unencumbered Pool, less
Capital Expenditure Reserve for each such property    $___________
(b)    Actual Interest Expense on Unsecured Debt    $___________
(c)    Assumed interest due on Unsecured Debt other than
Subordinated Debt at 5.75% per annum    $___________
(d)    Greater of (b) or (c)    $___________

(e)	Unencumbered Interest Coverage Ratio ((a) to (d)) _______ : 1.00

7.    Unencumbered Value Ratio:

(a)    Unsecured Debt    $___________
(b)    Value of the Unencumbered Pool    $___________

(c)	Unencumbered Value Ratio (as a percentage, (a) ÷ (b)) _______%

8.    Investment Limitations:

(a)    (i)    Investments in Unconsolidated Affiliates    $___________
(ii)    Total Asset Value    $___________
(iii)    (i) ÷ (ii), expressed as a percentage    _______%

(b)    (i)    Investments in notes receivable secured by real estate or
ownership interests, undeveloped land and property under
construction or development    $___________
(ii)    Total Asset Value    $___________
(iii)    (i) ÷ (ii), expressed as a percentage    _______%

(c)    (i)    Investments in undeveloped land, Unconsolidated
Affiliates, property under construction or
development and notes receivable    $___________
(ii)    Total Asset Value    $___________
(iii)    (i) ÷ (ii), expressed as a percentage    _______%

This Compliance Certificate has been executed and delivered as of the date set forth above.

HINES REAL ESTATE INVESTMENT TRUST, INC.

By:
Name:
Title:

Exhibit D-4

EXHIBIT E-1
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Acquisition Credit Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [ ], and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:______________________________________
    Name:
    Title:
Date: ________ __, 20[ ]

Exhibit E-1-1

EXHIBIT E-2
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Acquisition Credit Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [ ], and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:______________________________________
    Name:
    Title:
Date: ________ __, 20[ ]

Exhibit E-2-1

EXHIBIT E-3
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Acquisition Credit Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [ ], and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:______________________________________
    Name:
    Title:
Date: ________ __, 20[ ]

Exhibit E-3-1

EXHIBIT E-4
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Acquisition Credit Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [ ], and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:______________________________________
    Name:
    Title:
Date: ________ __, 20[ ]

Exhibit E-4-1